UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 22, 2010

Strategic Diagnostics Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-68440	56-1581761
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

111 Pencader Drive Newark, DE		19702
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(302) 456-6789

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 22, 2010, Thomas A. Bologna and David M. Wurzer were elected to the Board of Directors (the “Board”) of Strategic Diagnostics Inc. (the “Company”).  Immediately prior to their elections, the Board voted to increase the size of the Board by two directors, and Messrs. Bologna and Wurzer were elected to the Board to fill the newly created vacancies, both of which are Class I of the Board.  Their terms are scheduled to expire at the Company’s annual meeting of stockholders to be held in 2011.  Neither Mr. Bologna nor Mr. Wurzer has been appointed to any committees of the Board.

In accordance with the Company’s director compensation policy, upon their election to the Board as non-employee directors, Messrs. Bologna and Wurzer each received a non-statutory option to purchase, at an exercise price of $1.81, shares of the Company’s common stock with an aggregate value of $30,000 (in this case, 16,574 shares).  This initial option is immediately vested with respect to one-third of the option shares, and the remaining shares subject to such option grant vest in a series of two (2) successive equal annual installments upon the optionee’s completion of each year of service as a Board member over the two (2)-year period measured from the option grant.  The options expire on the tenth anniversary of the date of grant.  Messrs. Bologna and Wurzer will receive the same compensation and reimbursement of expenses as are payable to other non-employee directors.

The press release describing these appointments is attached as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Exhibit Title
99.1	Press Release, dated February 24, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Diagnostics Inc.

February 25, 2010	By:	/s/ Francis M. DiNuzzo
Name: Francis M. DiNuzzo
Title: President and Chief Executive Officer

Exhibit Index

Exhibit Number	Exhibit Title
99.1	Press Release, dated February 24, 2010